Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Greenbrook TMS Inc.:

We consent to the use of our report dated April 25, 2024, on the consolidated financial statements of Greenbrook TMS Inc. (and subsidiaries) (the “Company”), which comprise the consolidated balance sheets as of December 31, 2023 and December 31, 2022, the related consolidated statements of comprehensive loss, changes in equity (deficit) and cash flows for each of the years in the two-year period  ended December 31, 2023, and the related notes (collectively the “consolidated financial statements”), which is included in the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2023.

We also consent to the incorporation by reference of such report in the Registration Statements (No. 333-264067) on Form F-3, and (No. 333-254880 and No. 257680) on Form S-8 of the Company.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

April 25, 2024
Vaughan, Canada